Exhibit 23.2

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the use in the Registration Statement on Form F-1 of The9 Limited of our reports dated April 2, 2004 (except for note 2(p) which was dated November 9, 2004) and November 9, 2004 relating to the financial statements of Object Software Limited for the years ended December 31, 2001, 2002 and 2003 and for the six-month periods ended June 30, 2003 and 2004, respectively, which appear in such Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Moores Rowland Mazars

Hong Kong

November 26, 2004